EXHIBIT 10 (xix)

                               SEVERANCE AGREEMENT
                               AND GENERAL RELEASE


          Lumex, Inc., its successors, predecessors, assigns, related companies, employees, agents, and directors ("Lumex") and Robert McNally ("Mr. McNally") hereby agree as follows:

     Lumex's Promises
     ----------------

          In return for Mr. McNally's permanent resignation of his employment and his waiver of claims contained herein, Lumex makes the following promises:

          1. Lumex shall continue to employ Mr. McNally in his present capacity for a period of time hereinafter called the "Transitional Period", under the same terms and conditions as his current employment. This Transitional Period will end on September 1, 1996, except that Lumex may at its option extend the Transitional Period through March 31, 1997, or through any date between September 1 and March 31, 1997.

          2. Following the Transitional Period, Lumex shall pay Mr. McNally severance pay at the rate of $15,750.00 per month, less appropriate tax withholdings and other applicable payroll deductions, for a period of twenty-eight (28) months. This 28-month period shall hereinafter be called the "Severance Period."

          3. In addition to the payments described in paragraph 2 above, Lumex shall pay to Mr. McNally at the end of the







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     Transitional Period a supplemental severance bonus in the amount of
     $47,250.00, plus payment for any unused accrued vacation time.

          4. For the first twelve months of the transitional period, Lumex shall provide continued health insurance benefits to Mr. McNally, provided that Mr. McNally shall prepay to Lumex the premiums for such insurance on a monthly basis, in the same manner as former Lumex employees prepay insurance premiums under the COBRA law. After this twelve-month period is over, Lumex shall permit Mr. McNally to pay the premiums for continued health insurance coverage pursuant to the COBRA law. Lumex's obligations under this paragraph shall be deemed fully satisfied if it uses its best efforts to provide continued health insurance benefits under the conditions set forth in this paragraph. If for any reason continued health insurance coverage is not available under the conditions set forth in this paragraph, despite Lumex's best efforts, then Mr. McNally shall have no claim against Lumex under this paragraph. The health insurance benefit to be provided pursuant to this paragraph shall be the same such benefit as Lumex provides during the month in question for its highest-ranking corporate executives.

          5. Lumex will pay up to $5,000.00 for outplacement services provided to Mr. McNally.

          6. In the event that a "Change of Control" occurs, as hereinafter defined, all payments still required to be made by




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     Lumex to Mr. McNally under this Agreement shall be accelerated, and due within thirty days of the date of the closing of the transaction that gave rise to the Change of Control. "Change of Control" means either of the following: (a) a change of control of such a nature that would be required to be reported in Lumex's proxy statement under the Securities Exchange Act of 1934, as amended, and that has been consummated; (b) the approval by Lumex's Board of Directors of a sale of all or substantially all of Lumex's assets to any unrelated third party and the consummation of such transaction. Notwithstanding the above, a sale of Lumex's rehabilitation product line or any part thereof shall not be deemed a "Change in Control," and no transaction shall be deemed a "Change in Control" unless and until it has been consummated through a closing.

          7. Lumex will permit Mr. McNally to revoke this Agreement within seven (7) days after he signs it, as provided in paragraph 20 below.

          8. Lumex shall have no obligation to Mr. McNally whatsoever other than as set forth in this Agreement, and as required by law. No promises have been made to Mr. McNally other than as set forth in this Agreement. This Agreement supersedes all other written or oral agreements between Lumex and Mr. McNally, except for any confidentiality and/or noncompetition agreements, which survive according to their terms to the extent consistent with this Agreement; provided, that the twelve-month period of time in Paragraph 2(c) of the September 28, 1995 Technical Information and Non-Competition Agreement shall be construed to begin running at the end of the Severance Period.

     Mr. McNally's Promises
     ----------------------

          In return for Lumex's promises set forth above, Mr. McNally makes the following promises and assurances:

          9. Mr. McNally hereby resigns from his employ at Lumex, effective at the end of the Transitional Period.

          10. Mr. McNally's resignation is final and irrevocable, except to the extent that Mr. McNally revokes this Agreement pursuant to paragraph 20 below.

          11. Immediately upon the end of the Transitional Period, Mr. McNally agrees to return to Lumex all property owned or leased by Lumex that is in his possession or control, including but not limited to all keys, computer printouts, customer lists, manuals, correspondence, memoranda, and all other documents.

          12. Mr. McNally agrees not to use or to disclose to any person any confidential information obtained by him in the course of his employment with Lumex. This information includes, but is not limited to, the identity and location of Lumex's customers, customer ordering history, pricing information, product development plans, information concerning manufacturing processes, and other trade secrets.





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          13.  During the Transitional Period, Mr. McNally shall continue to devote his full working energies to his duties and his responsibilities.

          14. Mr. McNally agrees to be available on a consulting basis, without additional compensation, to aid in the 1996 year-end audit and in l0(k) filings. It is understood that such services shall not be full-time.

          15. Mr. McNally agrees that he shall cooperate with Lumex fully with regard to Lumex's defense of any legal claim brought or threatened against it or any of its agents by Darlene Vasconcellos, Charles Boyle, or any other person or entity, if such lawsuit relates to events or decisions, actual or alleged, occurring during Mr. McNally's employment by Lumex. Such cooperation shall include, but not be limited to: a) providing truthful and comprehensive testimony in depositions, arbitrations, hearings, trials, and other proceedings, as requested by Lumex counsel; b) providing truthful and comprehensive affidavits as requested by Lumex counsel; c) meeting with Lumex counsel and employees as requested to prepare for such testimony, to facilitate the preparation of such affidavits, and/or to aid Lumex otherwise in defending any such claim. The obligations agreed to in this paragraph shall survive indefinitely. In order to enable Lumex to contact Mr. McNally for the purposes set forth in this paragraph, Mr. McNally shall




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     keep Lumex informed at all times of his addresses and telephone numbers at home and at work. To the extent permitted by the exigencies of litigation and the schedules of other persons involved, Lumex shall give Mr. McNally reasonable notice of the times when he will be required to fulfill his obligations under this paragraph. Lumex shall reimburse Mr. McNally for any out-of-pocket expenses incurred by him in complying with this paragraph.

          16. Mr. McNally freely relinquishes and waives all possible claims against Lumex which may have arisen from the time of his first contacts with Lumex through the date of his signature on this Agreement. "All possible claims" includes, but is not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans With Disabilities Act, the Civil Rights Acts of 1866, 1871, and 1991, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the New York Human Rights Law, and all other federal, state, or local laws. These laws prohibit discrimination in employment on the basis of sex, race, color, religion, age, national origin, or disability. This waiver also includes any claims for wrongful discharge, breach of contract, infliction of emotional distress, or any other tort, common law, or contract claim. This waiver includes claims now known to Mr. McNally, as well as all currently existing claims that are not now known to him.







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          17.  Mr. McNally agrees not to file any claim or bring any lawsuit for any claim waived in paragraph 16, or to permit anyone else to do so on his behalf. If Mr. McNally breaches this or any other provision of this Agreement, Lumex will be entitled to an immediate return or forfeiture of the money paid under paragraphs 2, 3, 5, and 6 of this Agreement, as well as reimbursement for any reasonable attorneys' fees and/or court costs it is required to expend in its defense.

          18. Mr. McNally acknowledges that his choice to resign and to waive any potential claims in return for the benefits set forth above was made after careful thought, and after opportunity to consult with a lawyer, which Lumex has advised him to do.

          19. Mr. McNally acknowledges that he has been granted twenty-one days to read and consider this Agreement carefully before signing it, that this was ample time for him to do so, and that he fully understands and agrees to all of its terms.

          20. Mr. McNally may revoke this Agreement within seven (7) days after he signs it. Revocation can be made by delivering written notice of revocation to Lumex's chief executive officer. For this revocation to be effective, the written notice must be received by the chief executive officer's office no later than the close of business on the seventh calendar day after Mr. McNally signs the Agreement; or else the chief executive officer's office must be notified by telephone by that day that







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     the written notice has been mailed, and the notice must be received no later than five days thereafter with a postmark consistent with that notification. Although not required, it is recommended that such notice be sent by certified mail, return receipt requested. If Mr. McNally revokes this Agreement, the Agreement shall be rescinded in its entirety, and Lumex will be under no obligation to pay the monies set forth in paragraphs 2, 3, 5, and 6.

          21. If, during the period of time between Mr. McNally's signing of this Agreement and the effective date of his resignation, Mr. McNally believes or suspects that Lumex is mistreating him in any way, Mr. McNally agrees to so notify Lumex's chief executive officer, and its chairman of the board, immediately by telecopy, with copies sent by certified mail, return receipt requested.

     General
     -------

          22. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either party, regardless of who drafted it.

          23. Neither Lumex nor Mr. McNally admits by the signing of this Agreement any wrongdoing whatsoever.





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          24.  In this Agreement, "Lumex" shall also mean any or all of its related companies, successors, predecessors, assigns, employees, agents, and directors. "Mr. McNally" shall also mean any or all of his heirs, testators, agents, estates, and representatives.

          25. This Agreement, including this paragraph, may not be altered except by a signed writing. This Agreement may not be changed orally.

                                     NOTICE

          THIS AGREEMENT CONTAINS A WAIVER OF ALL KNOWN OR UNKNOWN LEGAL CLAIMS. READ THIS ENTIRE AGREEMENT CAREFULLY BEFORE SIGNING. YOU HAVE TWENTY-ONE DAYS TO THINK THIS AGREEMENT OVER BEFORE SIGNING, AND YOU HAVE SEVEN DAYS TO REVOKE IT AFTER YOU SIGN IT. DO NOT SIGN THIS AGREEMENT UNLESS YOU UNDERSTAND AND AGREE WITH ALL OF ITS TERMS.



       /s/ Robert McNally               /s/ John C. Spratt
     -----------------------------      ---------------------------
     Robert McNally                     Lumex, Inc.


                                        By:
                                           ------------------------

     Sworn to before me this 22         Sworn to before me this 13
     day of August, 1996                day of August 1996


     /s/ Virginia Simmons               /s/ Virginia Simmons
     -----------------------------      ----------------------------
             Notary Public                      Notary Public

   Virginia Simmons                       Virginia Simmons
   Notary Public, State of New York       Notary Public, State of New York
   No. 4837182, Suffolk County            No. 4837182, Suffolk County
   Term Expires August 31, 1997           Term Expires August 31, 1997






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